----------------                              U.S. SECURITIES AND EXCHANGE COMMISSION                   ----------------------------
|F  O  R  M   5|                                       Washington, D.C. 20549                           |       OMB APPROVAL       |
----------------                                                                                        |--------------------------|
    Check this box if                   ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP             |OMB Number       3235-0362|
[ ] no longer Subject                                                                                   |Expires: September 30,1998|
    to Section 16.                                                                                      |Estimated ave. burden     |
                                                                                                        |hours per response.....1.0|
[ ] Form 3 Holdings Rep.     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,    ----------------------------
                                Section 17(a) of the Public Utility Holding Company Act of 1935 or
[ ] Form 4 Trans. Rep.                   Section 30(f) of the Investment Company Act 1940
------------------------------------------------------------------------------------------------------------------------------------
|1.Name and Address of Reporting Person* |2.Issuer Name and Ticker or Trading Symbol      |6.Relationship of Reporting Person to   |
|                                        |                                                |  Issuer (Check all Applicable)         |
|Enloe, III           Robert          T  |Compaq Computer Corporation             (CPQ  ) |                                        |
|                                        |                                                | X  Director             10% Owner      |
|----------------------------------------|------------------------------------------------|---                   ---               |
|      (Last)             (First)    (MI)|3.IRS or Soc. Sec. No. |4.Statement for Month/  |   Officer               Other          |
|                                        |  of Reporting Person  |  Year                  |---(give title below) ---(Specify below)|
| 20555 SH 249                           |  (Voluntary)          |                        |                                        |
| M/C 110701                             |                       |     12/31/1997         |                                        |
|                                        |                       |                        |     Director                           |
|----------------------------------------|                       |------------------------|----------------------------------------|
|      (Street)                          |                       |5.If Amendment, Date of |7. Individual or Joint/Group Filing     |
|                                        |                       |  Original (Month/Year) |   (Check Applicable Line)              |
|                                        |                       |                        |                                        |
| Houston                  TX    77070   |                       |                        | X  Form filed by One Reporting Person  |
|                                        |                       |                        |---                                     |
|                                        |                       |                        |    Form filed by More than One         |
|                                        |                       |                        |--- Reporting Person                    |
|----------------------------------------------------------------------------------------------------------------------------------|
|      (City)         (State)     (Zip)                                                                                            |
|                                              TABLE I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned     |
|----------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security            |2.Transac-  |3.Trans. |4.Security Acquired (A) or     |5.Amount of      |6.  |7.Nature of Indirect|
|  (Instr. 3)                   |  tion Date |  Code   |  Disposed of (D)              |  Securities     |Own.|  Beneficial        |
|                               |(Mon/Day/Yr)|(Instr.8)|  (Instr. 3, 4 & 5)            |  Beneficially   |Form|  Ownership         |
|                               |            |         |                               |  Owned at End of|(D) |  (Instr. 4)        |
|                               |            |         |-------------------------------|  Issuer's       |or  |                    |
|                               |            |         |                |(A) |         |  Fiscal Year    |(I) |                    |
|                               |            |         |     Amount     |(D) |  Price  |  (Instr. 3 & 4) |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|Common Stock                   |            |         |                |    |         |     10000       | D  |                    |
|                           (01)|            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
Reminder: Report on a separate line for each class securities owned directly or indirectly.                         SEC 2270 (7-96)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                                                                                                      PAGE:  1 OF  4



FORM 5 (continued)          TABLE II - Derivative Securities Acquired, Disposed of, Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible security)
------------------------------------------------------------------------------------------------------------------------------------
|1.Title of|2.Conver-|3.   |4.Tran-  |5.Number of          |6.Date     |7.Title and Amount   |8.Price of|9.Number  |10. |11.Nature |
|Derivative|sion or  |Trans|  saction|  Derivative         |Exercisable|  of Underlying      |Derivative|  of      |Own.|   of     |
|Security  |Exercise |Date |  Code   |  Securities         |and        |  Securities         |Security  |Derivative|Form|Indirect  |
|(Instr. 3)|Price of |(Mon/|(Instr.8)|  Acquired (A) or    |Expiration |  (Instr. 3 & 4)     |(Instr. 5)|Securities|of  |Beneficial|
|          |Deriva-  | Day/|         |  Disposed of (D)    |Date       |                     |          |Benefi-   |Deri|Ownership |
|          |tive     |Year)|         |  (Instr. 3, 4 & 5)  |(Month/Day/|                     |          |cially    |Sec.|(Instr. 4)|
|          |Security |     |         |                     |   Year)   |                     |          |Owned at  |Dir.|          |
|          |         |     |         |                     |-----------|---------------------|          |End of    |(D) |          |
|          |         |     |         |                     |     |     |          |Amount or |          |Year      |or  |          |
|          |         |     |         |---------------------|Date |Exp. |   Title  |Number of |          |(Instr. 4)|Ind.|          |
|          |         |     |         |    (A)   |    (D)   |Exbl.|Date |          |Shares    |          |          |(I) |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|Stock Opti|  $4.0700|04/01|    J    |          |     30000|05/24|05/24|Common Sto|     30000|          |     30000| D  |          |
|on   (Righ|         | 1997|         |          |          | 1991| 2000|ck        |          |          |          |    |          |
|t to buy) |         |     |         |          |          |     |     |          |          |          |          |    |          |
|      (01)|         |     |   (02)  |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Stock Opti|  $2.3900|04/01|    J    |          |     30000|05/16|05/16|Common Sto|     30000|          |     30000| D  |          |
|on   (Righ|         | 1997|         |          |          | 1992| 2001|ck        |          |          |          |    |          |
|t to buy) |         |     |         |          |          |     |     |          |          |          |          |    |          |
|      (01)|         |     |   (02)  |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Stock Opti|  $3.2500|04/01|    J    |          |     30000|04/23|04/23|Common Sto|     30000|          |     30000| D  |          |
|on   (Righ|         | 1997|         |          |          | 1994| 2003|ck        |          |          |          |    |          |
|t to buy) |         |     |         |          |          |     |     |          |          |          |          |    |          |
|      (01)|         |     |   (02)  |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Stock Opti|  $7.2500|04/01|    J    |          |     30000|04/21|04/21|Common Sto|     30000|          |     30000| D  |          |
|on   (Righ|         | 1997|         |          |          | 1995| 2004|ck        |          |          |          |    |          |
|t to buy) |         |     |         |          |          |     |     |          |          |          |          |    |          |
|      (01)|         |     |   (02)  |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Stock Opti|  $7.8000|04/01|    J    |          |     30000|04/26|04/26|Common Sto|     30000|          |     30000| D  |          |
|on   (Righ|         | 1997|         |          |          | 1996| 2005|ck        |          |          |          |    |          |
|t to buy) |         |     |         |          |          |     |     |          |          |          |          |    |          |
|      (01)|         |     |   (02)  |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Stock Opti|  $9.4300|04/01|    J    |          |     25000|04/25|04/24|Common Sto|     25000|          |     25000| D  |          |
|on   (Righ|         | 1997|         |          |          | 1997| 2006|ck        |          |          |          |    |          |
|t to buy) |         |     |         |          |          |     |     |          |          |          |          |    |          |
|      (01)|         |     |   (02)  |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Stock Opti|  $4.7200|04/01|    J    |          |      4240|04/25|04/24|Common Sto|      4240|          |      4246| D  |          |
|on   (Righ|         | 1997|         |          |          | 1997| 2006|ck        |          |          |          |    |          |
|t to buy) |         |     |         |          |          |     |     |          |          |          |          |    |          |
|      (01)|         |     |   (02)  |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Stock Opti| $16.0300|04/01|    J    |          |     25000|04/24|04/23|Common Sto|     25000|          |     25000| D  |          |
|on   (Righ|         | 1997|         |          |          | 1998| 2007|ck        |          |          |          |    |          |
|t to buy) |         |     |         |          |          |     |     |          |          |          |          |    |          |
|      (01)|         |     |   (02)  |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Stock Opti|  $8.0200|04/01|    J    |          |      2184|04/24|04/23|Common Sto|      2184|          |      2186| D  |          |
|on   (Righ|         | 1997|         |          |          | 1998| 2007|ck        |          |          |          |    |          |
|t to buy) |         |     |         |          |          |     |     |          |          |          |          |    |          |
|      (01)|         |     |   (02)  |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Stock Opti|  $4.0700|04/01|    J    |     30000|          |05/24|05/24|Common Sto|    300000|          |     30000| I  |Family Lim|
|on   (Righ|         | 1997|         |          |          | 1991| 2000|ck        |          |          |          |    |ited Partn|
|t to buy) |         |     |         |          |          |     |     |          |          |          |          |    |ership    |
|      (01)|         |     |   (02)  |          |          |     |     |          |          |          |          |    |          |
------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:
      (01)  On January 21, 1998, Compaq Computer Corporation effected a 2-for-1 stock split in the form of a stock dividend.
            The record date for the split was December 31, 1997.  All numbers have been adjusted to reflect the stock split.
      (02)  Contribution to a family limited partnership in which the reporting person is the sole general partner, a limited partner and the trustee of all other partners.






**Intentional misstatements or omissions of facts constitute Federal             /s/ Robert Enloe, III                    02/17/98
  Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).            ------------------------------------------  ----------
                                                                                  **Signature of Reporting Person           Date
Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.                                           SEC 2270 (7-96)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMD Number

                          Enloe, III, Robert                        Compaq Computer Corporation            12/31/1997 PAGE:  2 OF  4










































----------------                              U.S. SECURITIES AND EXCHANGE COMMISSION                   ----------------------------
|F  O  R  M   5|                                       Washington, D.C. 20549                           |       OMB APPROVAL       |
----------------                                                                                        |--------------------------|
    Check this box if                   ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP             |OMB Number       3235-0362|
[ ] no longer Subject                                                                                   |Expires: September 30,1998|
    to Section 16.                                                                                      |Estimated ave. burden     |
                                                                                                        |hours per response.....1.0|
[ ] Form 3 Holdings Rep.     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,    ----------------------------
                                Section 17(a) of the Public Utility Holding Company Act of 1935 or
[ ] Form 4 Trans. Rep.                   Section 30(f) of the Investment Company Act 1940
------------------------------------------------------------------------------------------------------------------------------------
|1.Name and Address of Reporting Person* |2.Issuer Name and Ticker or Trading Symbol      |6.Relationship of Reporting Person to   |
|                                        |                                                |  Issuer (Check all Applicable)         |
|Enloe, III           Robert          T  |Compaq Computer Corporation             (CPQ  ) |                                        |
|                                        |                                                | X  Director             10% Owner      |
|----------------------------------------|------------------------------------------------|---                   ---               |
|      (Last)             (First)    (MI)|3.IRS or Soc. Sec. No. |4.Statement for Month/  |   Officer               Other          |
|                                        |  of Reporting Person  |  Year                  |---(give title below) ---(Specify below)|
|                                        |  (Voluntary)          |                        |                                        |
|                                        |                       |     12/31/1997         |                                        |
|                                        |                       |                        |     Director                           |
|----------------------------------------|                       |------------------------|----------------------------------------|
|      (Street)                          |                       |5.If Amendment, Date of |7. Individual or Joint/Group Filing     |
|                                        |                       |  Original (Month/Year) |   (Check Applicable Line)              |
|                                        |                       |                        |                                        |
|                                        |                       |                        | X  Form filed by One Reporting Person  |
|                                        |                       |                        |---                                     |
|                                        |                       |                        |    Form filed by More than One         |
|                                        |                       |                        |--- Reporting Person                    |
|----------------------------------------------------------------------------------------------------------------------------------|
|      (City)         (State)     (Zip)                                                                                            |
|                                              TABLE I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned     |
|----------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security            |2.Transac-  |3.Trans. |4.Security Acquired (A) or     |5.Amount of      |6.  |7.Nature of Indirect|
|  (Instr. 3)                   |  tion Date |  Code   |  Disposed of (D)              |  Securities     |Own.|  Beneficial        |
|                               |(Mon/Day/Yr)|(Instr.8)|  (Instr. 3, 4 & 5)            |  Beneficially   |Form|  Ownership         |
|                               |            |         |                               |  Owned at End of|(D) |  (Instr. 4)        |
|                               |            |         |-------------------------------|  Issuer's       |or  |                    |
|                               |            |         |                |(A) |         |  Fiscal Year    |(I) |                    |
|                               |            |         |     Amount     |(D) |  Price  |  (Instr. 3 & 4) |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
Reminder: Report on a separate line for each class securities owned directly or indirectly.                         SEC 2270 (7-96)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                                                                                                      PAGE:  3 OF  4

FORM 5 (continued)          TABLE II - Derivative Securities Acquired, Disposed of, Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible security)
------------------------------------------------------------------------------------------------------------------------------------
|1.Title of|2.Conver-|3.   |4.Tran-  |5.Number of          |6.Date     |7.Title and Amount   |8.Price of|9.Number  |10. |11.Nature |
|Derivative|sion or  |Trans|  saction|  Derivative         |Exercisable|  of Underlying      |Derivative|  of      |Own.|   of     |
|Security  |Exercise |Date |  Code   |  Securities         |and        |  Securities         |Security  |Derivative|Form|Indirect  |
|(Instr. 3)|Price of |(Mon/|(Instr.8)|  Acquired (A) or    |Expiration |  (Instr. 3 & 4)     |(Instr. 5)|Securities|of  |Beneficial|
|          |Deriva-  | Day/|         |  Disposed of (D)    |Date       |                     |          |Benefi-   |Deri|Ownership |
|          |tive     |Year)|         |  (Instr. 3, 4 & 5)  |(Month/Day/|                     |          |cially    |Sec.|(Instr. 4)|
|          |Security |     |         |                     |   Year)   |                     |          |Owned at  |Dir.|          |
|          |         |     |         |                     |-----------|---------------------|          |End of    |(D) |          |
|          |         |     |         |                     |     |     |          |Amount or |          |Year      |or  |          |
|          |         |     |         |---------------------|Date |Exp. |   Title  |Number of |          |(Instr. 4)|Ind.|          |
|          |         |     |         |    (A)   |    (D)   |Exbl.|Date |          |Shares    |          |          |(I) |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|Stock Opti|  $2.3900|04/01|    J    |     30000|          |05/16|05/16|Common Sto|     30000|          |     30000| I  |Family Lim|
|on   (Righ|         | 1997|         |          |          | 1992| 2001|ck        |          |          |          |    |ited Partn|
|t to buy) |         |     |         |          |          |     |     |          |          |          |          |    |ership    |
|      (01)|         |     |   (02)  |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Stock Opti|  $3.2500|04/01|    J    |     30000|          |04/23|04/23|Common Sto|     30000|          |     30000| I  |Family Lim|
|on   (Righ|         | 1997|         |          |          | 1994| 2003|ck        |          |          |          |    |ited Partn|
|t to buy) |         |     |         |          |          |     |     |          |          |          |          |    |ership    |
|      (01)|         |     |   (02)  |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Stock Opti|  $7.2500|04/01|    J    |     30000|          |04/21|04/21|Common Sto|     30000|          |     30000| I  |Family Lim|
|on   (Righ|         | 1997|         |          |          | 1995| 2004|ck        |          |          |          |    |ited Partn|
|t to buy) |         |     |         |          |          |     |     |          |          |          |          |    |ership    |
|      (01)|         |     |   (02)  |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Stock Opti|  $7.8000|04/01|    J    |     30000|          |04/26|04/26|Common Sto|     30000|          |     30000| I  |Family Lim|
|on   (Righ|         | 1997|         |          |          | 1996| 2005|ck        |          |          |          |    |ited Partn|
|t to buy) |         |     |         |          |          |     |     |          |          |          |          |    |ership    |
|      (01)|         |     |   (02)  |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Stock Opti|  $9.4300|04/01|    J    |     25000|          |04/25|04/24|Common Sto|     25000|          |     25000| I  |Family Lim|
|on   (Righ|         | 1997|         |          |          | 1997| 2006|ck        |          |          |          |    |ited Partn|
|t to buy) |         |     |         |          |          |     |     |          |          |          |          |    |ership    |
|      (01)|         |     |   (02)  |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Stock Opti|  $4.7200|04/01|    J    |      4240|          |04/25|04/24|Common Sto|      4240|          |      4240| I  |Family Lim|
|on   (Righ|         | 1997|         |          |          | 1997| 2006|ck        |          |          |          |    |ited Partn|
|t to buy) |         |     |         |          |          |     |     |          |          |          |          |    |ership    |
|      (01)|         |     |   (02)  |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Stock Opti| $16.0300|04/01|    J    |     25000|          |04/24|04/23|Common Sto|     25000|          |     25000| I  |Family Lim|
|on   (Righ|         | 1997|         |          |          | 1998| 2007|ck        |          |          |          |    |ited Partn|
|t to buy) |         |     |         |          |          |     |     |          |          |          |          |    |ership    |
|      (01)|         |     |   (02)  |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Stock Opti|  $8.0200|04/01|    J    |      2184|          |04/24|04/23|Common Sto|      2184|          |      2184| I  |Family Lim|
|on   (Righ|         | 1997|         |          |          | 1998| 2007|ck        |          |          |          |    |ited Partn|
|t to buy) |         |     |         |          |          |     |     |          |          |          |          |    |ership    |
|      (01)|         |     |   (02)  |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
Explanation of Responses:


**Intentional misstatements or omissions of facts constitute Federal
  Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).            ------------------------------------------  ----------
                                                                                  **Signature of Reporting Person           Date
Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.                                           SEC 2270 (7-96)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMD Number

                          Enloe, III, Robert                        Compaq Computer Corporation            12/31/1997 PAGE:  4 OF  4